Exhibit 10.18

July 9, 2010

Graham Johnson, B.Sc., Ph.D.

Madison, CT 06443

Dear Graham:

Congratulations on being selected as Sr. Vice President, Preclinical Development and Research at AVI BioPharma (the “Company”), effective on a date mutually agreed but no later than August 15, 2010 (“hire date”), reporting to J. David Boyle, II, Interim CEO and President. Your employee orientation will begin at 8:00 a.m. on your hire date at our Bothell office, 3450 Monte Villa Parkway, Suite 200, Bothell, WA.

Compensation

Your initial annual salary will be $300,000 per year which is paid on a monthly basis ($25,000 per month). You will also participate in our performance bonus program beginning in 2010 with a target rate of 25% of base compensation, which will be prorated for 2010. The actual bonus paid could be more or less than target, depending on the evaluation of your individual goals, as well as corporate and division performance, for 2010 and subsequent years.

Stock Options

You will receive 400,000 stock options with a grant date and price as of the Compensation Committee approval date at the next scheduled meeting in August 2010. One-third of your options will vest on each anniversary of your hire date and will be fully vested after three years.

3450 Monte Villa Parkway, Suite 101, Bothell, WA 98021 ** 425-354-5090 ** FAX: 425-489-5933

July 9, 2010

Graham Johnson

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Upon termination by the Company other than for Cause in connection with a Change in Control or upon Employee’s voluntary termination of employment in connection with a Change of control, all non-vested options shall immediately vest and be exercisable for a period of 180 days following the effective date of termination.

A Change of Control means the occurrence of any one of the following events: (i) any person becomes the beneficial owner of twenty-five percent (25%) or more of the total number of voting shares of the Company; (ii) any person (other than the persons named as proxies solicited on behalf o the Board of Directors of the Company) holds revocable or irrevocable proxies representing twenty-five percent (25%) or more of the total number of voting shares of the company; (iii) any person has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of twenty-five percent (25%) or more of the total number of voting shares of the Company; and (iv) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions shall cease to constitute at least two-thirds (2/3) of the Board of Directors of the Company or any successor entity.

Signing Bonus

Within 30 days of the hire date, the Company will pay you a Seventy-five Thousand Dollar ($75,000) sign-on bonus. Should you separate from the Company prior to the one-year anniversary of the Hire Date for reasons of termination for cause or voluntary termination, this sign-on bonus is refundable to the Company in full.

“Cause” means the occurrence of one or more of the following events:

(i) Employee’s willful and repeated failure or refusal to comply in any material respect with the reasonable lawful policies, standards or regulations from time to time established by the Company, or to perform his duties in accordance with this Agreement after notice to Employee of such failure and after Employee has been given a reasonable period of time to cure such failure to comply; or

3450 Monte Villa Parkway, Suite 101, Bothell, WA 98021 ** 425-354-5090 ** FAX: 425-489-5933

July 9, 2010

Graham Johnson

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(ii) Employee engages in criminal conduct or demonstrably engages in misconduct that is materially detrimental to the reputation, character or standing of the Company.

Benefits

You will be eligible for all benefits as outlined on the attached Benefits Summary.

Relocation

The Company will reimburse you up to One Hundred, Twenty-Five Thousand Dollars ($125,000) for reasonable expenses to relocate near the Company office location in Bothell, Washington within one year of hire date. Receipts will be required for all reimbursements. In addition to the allowable reimbursements detailed in the attached AVI Relocation Policy, Section 1(F) is amended to read, “The Company will reimburse you for temporary living expenses, not to exceed $4,000 per month (with receipts), for nine (9) months after hire date.” Non-deductible expenses will be grossed-up in compliance with IRS guidelines.

By signing the Relocation Repayment Agreement (Exhibit A of the Relocation Policy), you agree to reimburse the Company for all or a portion of the relocation expenses paid on your behalf, including tax gross-up, if you voluntarily terminate your employment or you are terminated for violations of Company policy within two (2) years from the Effective Date of Transfer, as defined in Section III(1) of the Relocation Policy.

Employment at Will.

If you accept our offer of employment, you will be an employee at will, meaning that your employment is of indefinite duration and either you or the Company may terminate our employment relationship at any time for any reason, with or without cause. None of the benefits offered to you create a right to continue in employment for any particular period of time. Any statements to the contrary that may have been made to you are

3450 Monte Villa Parkway, Suite 101, Bothell, WA 98021 ** 425-354-5090 ** FAX: 425-489-5933

July 9, 2010

Graham Johnson

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unauthorized and are superseded and cancelled by this offer letter. Please also remember that initial employment terms like your position, hours of work, work location, compensation, the stock option plan, and other employee benefits may change over the course of employment at the Company’s discretion.

Proprietary Rights Agreement.

As a condition of your employment, you are required to sign a Proprietary Rights and Non-Disclosure Agreement (Agreement”). This agreement is enclosed to give you an opportunity to read it carefully prior to your hire date.

We need to emphasize the importance we place on the proper treatment of proprietary information, including that which you may have come into contact with in your prior employment. The Company is extending this offer to you based upon your general skills and abilities, and not your possession of any trade secret, confidential or proprietary information of a former employer. The Company requires that you do not obtain, keep, use for the benefit, or disclose this type of information from your prior employers to us. By accepting this offer, you will also be affirming to the Company that you are not a party to an agreement with a prior employer that would prohibit your employment with us.

Eligibility for Employment.

The United States government requires all U.S. employers to verify that a new employee is eligible to work in the United States. This law applies to citizens and non- citizens. Enclosed is a list of documents that are acceptable for completing the employment verification (Form 1-9) process. Please bring your documentation with you on your first day. In addition, as a Federal contractor, we participate in e-Verify which is an on-line, work authorization verification system.

3450 Monte Villa Parkway, Suite 101, Bothell, WA 98021 ** 425-354-5090 ** FAX: 425-489-5933

July 9, 2010

Graham Johnson

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Acceptance.

This offer will remain open through July 19, 2010. If you wish to accept employment with AVI, please sign and return one copy of this offer letter to me.

We are pleased to welcome you to AVI. If you have any questions, please give me a call at 425-354-5090.

Sincerely,

/s/ Susan Bouton
Susan Bouton
Sr. Human Resources Manager

I accept the above written offer of employment under the terms in this letter.

Signature	/s/ Graham Johnson	Date:	7/16/2010
Graham Johnson

3450 Monte Villa Parkway, Suite 101, Bothell, WA 98021 ** 425-354-5090 ** FAX: 425-489-5933

Exhibit A

Relocation Repayment Agreement

I agree that I will reimburse the Company for all or a portion of the relocation expenses paid on my behalf, including tax gross-up, if I voluntarily terminate my employment or I am terminated for violations of Company policy within two (2) years from the Effective Date of Transfer, as defined in Section III(1) of the Relocation Policy.

Length of Service from Effective Date of Transfer* to Termination Date	Proportion of Relocation Expenses to be Repaid to the Company
9 months or less	100%
More than 9 months up to 12 months	90%
More than 12 months up to 15 months	75%
More than 15 months up to 18 months	60%
More than 18 months up to 21 months	40%
More than 21 months up to 24 months	20%
More than 24 months.	0%

*	As defined in Relocation Policy

I understand that neither the existence of this Policy nor any obligation that I may incur under it alters in any way the at-will employment relationship that exists between the Company and me.

I hereby authorize the Company to deduct from my final paycheck(s) the amount I owe under the Relocation Policy as permitted by state law. I agree to promptly pay any remaining amount I owe, along with interest at a rate of 10% per annum and any attorneys’ fees incurred in the collection of the sums that I owe hereunder.

I have read and understand the above agreement.

/s/ Graham Johnson	8/16/2010
Employee Signature	Date

Graham Johnson
Printed Name

3450 Monte Villa Parkway, Suite 101, Bothell, WA 98021 ** 425-354-5090 ** FAX: 425-489-5933